SUBSERVICING AGREEMENT

BY AND BETWEEN

CENLAR FSB

AND

CRESCENT MORTAGE COMPANY

Dated: January 1, 2004

SUBSERVICING AGREEMENT

THIS SUBSERVICING AGREEMENT (“Agreement”) is made as of the 1st day of January, 2004 (the “Contract Date”) by and between Crescent Mortgage Company (herein, “Owner/Servicer”), and Cenlar FSB (herein, “Subservicer”).

RECITALS

WHEREAS, Subservicer is engaged in the business of servicing and subservicing residential mortgage loans evidenced by notes and secured by deeds of trust, mortgages, trust deeds or like security instruments; and

WHEREAS, Owner/Servicer owns the right to service the residential mortgage loans or pools of residential mortgage loans identified on Exhibit I attached hereto and Subservicer has the capacity to subservice said loans for Owner/Servicer; and

WHEREAS, Owner/Servicer desires that Subservicer subservice said residential mortgage loans and Subservicer is agreeable thereto;

NOW, THEREFORE, in consideration of the mutual recitals, promises and covenants set forth herein, and other good and valuable consideration herein receipted for, but not herein recited, the receipt of which is hereby acknowledged, the parties hereto agree and covenant as follows:

ARTICLE I.

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning specified with respect thereto.

1.1.	Agreement.

“Agreement” shall mean this Agreement as the same may be from time to time amended.

1.2.	Ancillary Income.

“Ancillary Income” shall mean commissions and other income earned on optional insurance premiums received that are related to the Mortgages and such other fees earned from other solicitations of Mortgagors.

1.3.	Applicable Requirements.

“Applicable Requirements” shall mean, as of the time of reference, all of the following: (i) all Mortgage-related obligations of Owner/Servicer, including without limitation those contractual obligations of Owner/Servicer or Subservicer contained in this Agreement or in the Mortgages for which Owner/Servicer is responsible; (ii) all applicable Mortgage related federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances) binding upon Owner/Servicer or Subservicer; (iii) all other applicable Mortgage-related requirements and guidelines of (1) each governmental agency, board, commission, instrumentality and other governmental body or office having jurisdiction, including without limitation those of FHA, FHLMC, FNMA, GNMA, HUD and VA (exclusive of any FHLMC balloon reset obligations), and (2) any private mortgage insurance companies; and (iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

1.4.	Commencement Date.

“Commencement Date” shall mean with respect to any particular Mortgage, the date on which Subservicer commences subservicing of the loan and the loan resides on Subservicer’s system.

1.5.	FDIC.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

1.6.	FHA.

“FHA” shall mean the Federal Housing Administration.

1.7.	FHLMC.

“FHLMC” shall mean the Federal Home Loan Mortgage Corporation.

1.8.	FNMA.

“FNMA” shall mean the Federal National Mortgage Association.

1.9.	Ginnie Mae or GNMA.

“GNMA” shall mean the Government National Mortgage Association.

1.10.	HUD.

“HUD” shall mean the Department of Housing and Urban Development.

1.11.	Initial Commencement Date.

“Initial Commencement Date” means the date on which the Subservicer first commences subservicing a loan (or pool of loans) and the loan (or loans) resides on Subservicer’s system.

1.12.	Investor.

“Investor” shall mean the owner and holder of the Note.

1.13.	Late Charge.

“Late Charge” shall mean the charge imposed on the Mortgagor pursuant to the applicable note or Mortgage for making a required payment after the scheduled due date and any applicable grace period.

1.14.	Mortgage.

“Mortgage”, “mortgages”, “loan” or “loans” shall mean fixed or adjustable rate loans, mortgages, security deeds, trust deeds, deeds of trust and related loan documents relating to fixed or adjustable rate loans which comprise the residential mortgage loans or pools of residential mortgage loans identified on Exhibit I, and similar loans for which Subservicer subsequently accepts subservicing from Owner/Servicer from time to time for inclusion under the terms of this Agreement, as well as other types of loans for which Subservicer accepts subservicing subject to such additional or different terms and conditions as may be agreed to by the Owner/Servicer and Subservicer.

1.15.	Mortgagor.

“Mortgagor” or “Mortgagors” shall mean mortgagors, grantors of security deeds, grantors of trust deeds and deeds of trust, and the grantors of any Mortgages.

1.16.	Note.

“Note” shall mean the original executed Note evidencing the indebtedness of a Mortgage.

1.17.	Owner/Servicer.

“Owner/Servicer” shall mean Crescent Mortgage Company and its successors.

1.18.	P&I.

“P & I” shall mean principal and interest.

1.19.	REO.

“REO” shall mean real estate owned by Owner/Servicer or Investor.

1.20.	Subservicer.

“Subservicer” shall mean Cenlar FSB.

1.21.	T&I.

“T & I” shall mean taxes and insurance.

1.22.	VA.

“VA” shall mean the Veterans Administration.

ARTICLE II.

AGREEMENTS OF SUBSERVICER

2.1.	General.

Subservicer hereby agrees to subservice the Mortgages on behalf of Owner/Servicer pursuant and subject to the terms of this Agreement.

2.2.	Compliance.

Subservicer will comply with, and Subservicer will use commercially reasonable efforts to cause each Mortgagor to comply with, all Applicable Requirements. Owner/Servicer shall indemnify and hold harmless Subservicer from any liability, claim, loss or damages, including reasonable attorneys’ fees, directly or indirectly resulting from or arising out of Subservicer’s actions taken or not taken in good faith to comply with any Applicable Requirement or to cause a Mortgagor to comply with any Applicable Requirement.

2.3.	Procedure.

Until the principal and interest of each Mortgage is paid in full, unless this Agreement is sooner terminated pursuant to the terms hereof, and subject to all Applicable Requirements, Subservicer shall:

(a)	Collect from Mortgagors applicable payments of principal and interest, and applicable deposits for taxes, assessments and other public charges that are generally escrowed, hazard insurance premiums, flood insurance premiums as required, FHA insurance or private mortgage insurance premiums, optional insurance premiums, and all other items, as they become due;
(b)	Accept payments of principal and interest and escrow deposits only in accordance with the Mortgage and Applicable Requirements. Deficiencies or excesses in payments or deposits shall be accepted and applied, or accepted and not applied, or rejected in accordance with the requirements of HUD and VA, with respect to FHA and VA mortgages, respectively, and in accordance with the provisions of the Mortgage and Applicable Requirements with respect to conventional loans;
(c)	Apply all installment payments and escrow deposits collected from the Mortgagor, and maintain permanent mortgage account records capable of producing, in chronological order: the date, amount, distribution, installment due date or other transactions affecting the amounts due from or to the Mortgagor and indicating the latest outstanding balances of principal, escrow deposits, advances, and unapplied payments;
(d)	Pending disbursement, segregate and deposit funds collected in a custodial account or accounts in an insured financial institution in such manner as to show the custodial nature thereof, and s o that the Investor and each separate Mortgagor w hose funds have been deposited into such account or accounts will be individually insured under the rules of the FDIC. Subservicer’s records shall show the respective interest of the Investor and each Mortgagor in all such custodial accounts. All funds collected for principal and interest shall be maintained by and carried in records of Subservicer as “trustee” for the Investor, except as may otherwise be required by Applicable Requirements;

(e)	Pay interest on custodial accounts that it maintains or controls pursuant to sub-paragraph (d) above if any Applicable Requirement requires the payment of interest on such deposits. Owner/Servicer shall reimburse Subservicer for said interest in accordance with Section 9.1 hereof. As applicable, Subservicer will determine the amount of deposits to be made by Mortgagors and will furnish to each Mortgagor, at least once a year, an analysis of the escrow account;
(f)	Maintain accurate records reflecting the status of taxes, ground rents and other recurring similar charges generally accepted by the mortgage servicing industry, which would become a lien on the security property. For all Mortgages providing for the payment to and collection by Subservicer of impound deposits for taxes, ground rents or such other recurring charges, Subservicer shall remit payments for such charges before any penalty date. Subservicer assumes responsibility for the timely remittance of all such payments and will hold harmless and indemnify Owner/Servicer and Investor from all penalties, loss or damage resulting from Subservicer’s failure to discharge said responsibility subsequent to the Commencement Date of the particular Mortgage by the Subservicer, provided that Subservicer will not be liable for any such penalty, loss or damage with respect to the particular Mortgage resulting from the nonpayments of taxes in a timely manner in the event a guaranteed tax service contract is not established prior to the relevant next due bill request cutoff date or if once a guaranteed tax service contract is established, if due to invalid, inaccurate or missing data or a failure of the tax service provider. In the event a guaranteed tax service contract has not been established prior to the relevant next due bill request cutoff date or Subservicer has been unable to verify the validity, accuracy or existence of the data with the tax service provider, Subservicer will use its reasonable best efforts, including review of information provided by the tax service provider to Owner/Servicer relating to those loans with respect to which Subservicer has commenced subservicing, to remit payment for taxes, ground rents or such other recurring charges before any penalty date. For purposes of this section, the term “bill request cutoff date” means the date by which the tax service provider must submit a request for bills for tax, ground rent or other recurring charges to the relevant taxing authority;
(g)	For all mortgage loans which have no provisions for the payment to and collection by Subservicer of escrow deposits for taxes, upon notification by Owner/Servicer’s tax service provider Subservicer will pay any delinquent taxes and seek reimbursement of such expense on Owner/Servicer’s behalf from the Mortgagor in accordance with the applicable loan documents or otherwise as permitted by Applicable Requirements. Owner/Servicer shall reimburse Subservicer for such tax payments in accordance with Section 9.1 hereof. Additionally, Subservicer s hall not be responsible for payment of ground rents or other charges for any Mortgage for which it is not obligated to collect escrow deposits and will pay such charges only upon Owner/Servicer’s instructions and remittances;

(h)	When funds held in any Mortgagor’s escrow account are insufficient to pay taxes, assessments, mortgage insurance premiums, hazard or flood insurance premiums, or other items due therefrom, Owner/Servicer shall reimburse Subservicer for all outstanding deficiencies, and any other advances made by Subservicer to protect the security of Owner/Servicer and Investor, in accordance with Section 9.1 hereof;
(i)	Maintain in full force and effect at all times existing FHA mortgage insurance, VA guaranty, private mortgage insurance, or optional insurance, as applicable, in accordance with the type of Mortgage, and assume responsibility for the remittance of the premiums thereon to the extent funds are available from the Mortgagor’s escrow account; and
(j)	For all mortgage loans that have provision for an escrow account for the payment of hazard or flood insurance, assure that improvements on the property securing each Mortgage are insured by a hazard and/or flood insurance policy acceptable under applicable Investor guidelines. In all events, the provisions of the underlying loan documents shall prevail. In order to effectively service the Mortgages during the subservicing period, the mortgagee on the hazard and/or flood insurance policies should read as follows:

Crescent Mortgage Company

its Successors and/or Assigns

Central Loan Administration & Reporting

P.O. Box 1516

Latham, NY 12110-8016

In accordance with the terms of Subservicer’s mortgage impairment insurance policy, Subservicer shall not maintain the original insurance policy for any Mortgage delivered for subservicing.

2.4.	Other.

Subservicer shall be responsible for further safeguarding Investor’s interest in the property and rights under the Mortgage by:

(a)	Inspecting properties after the Mortgagor is sixty (60) days or more delinquent in the payment of any obligation under the Mortgage, and perform such other inspections as prudence and sound business judgment, in Subservicer’s discretion, suggest;
(b)	To the extent commercially reasonable, securing any property found to be vacant or abandoned, and advising Investor of the status thereof;

(c)	Whenever Subservicer receives actual notice of any liens, bankruptcy, probate proceeding, tax sale, partition, local ordinance violation, condemnation or proceeding in the nature of eminent domain or similar event that would, in Subservicer’s judgment, impair Investor’s security, Subservicer shall assist Investor or Owner/Servicer in undertaking appropriate action to preserve its security;
(d)	Notifying Owner/Servicer or the Investor, if required, of any notices of change in ownership, requests for partial releases, easements, substitutions, division, subordination, alterations, or waivers of security instrument terms and processing such matters in accordance with instructions received from the Owner/Servicer;
(e)	Disbursing insurance loss settlements, including:
(1)	Receiving reports of insurance losses and assuring that proof of loss statements are properly filed;
(2)	Authorizing the restoration and rehabilitation of the damaged property;
(3)	Collecting, endorsing and disbursing the insurance loss proceeds and arranging for progress inspections and payments, if necessary;
(4)	Complying with all Applicable Requirements pertaining to settlement of insurance losses;
(5)	In general, complying with Applicable Requirements to assure that the priority of the Mortgage is preserved; and
(6)	If special disaster procedures are issued by Investors or governmental agencies, Subservicer will release funds in accordance with those policies.
2.5.	Accounting and Investor Reporting.

Subject always to Applicable Requirements, Subservicer shall:

(a)	Remit to the Investor, on a date and in a manner specified by Investor, all principal and interest due to Investor. Subservicer will remit any guaranty fees in accordance with Applicable Requirements. Subservicer will remit monthly to Owner/Servicer on the fifth (5th) business day after the end of the month, the remaining portion of the gross service fee collected, net of the amounts due Subservicer as set forth in Section 4.1 hereof;
(b)	Submit all reports to Investor under Owner/Servicer’s assigned “seller/servicer” number or such other number that Owner/Servicer and Investor may designate in writing to Subservicer. Subservicer will not make consolidated reports of balances together with simultaneous cash remittances unless Subservicer services one hundred (100%) percent of Mortgages for which Owner/Servicer holds the servicing rights.

(c)	Make direct remittances to such third parties to whom Investor has sold or assigned all or part of its interest in a Mortgage, including the sale of participating interests therein, provided that the Agreement remains in full force and effect with respect to such Mortgage and for which Subservicer receives a minimum of thirty (30) days written notice of such sale or assignment. If following the sale or transfer, Subservicer must make more than one remittance per month with respect to a Mortgage, Subservicer shall be entitled to and shall be paid additional compensation of One Dollar ($1.00) per loan per month for each such additional remittance;

In the event the Investor instructs Owner/Servicer to service release any loan(s), and Owner/Servicer shall deliver such notice to Subservicer, immediately acknowledge, in writing to Owner/Servicer, the Investor’s request and proceed in accordance with the Investor’s instructions. In the event Owner/Servicer determines and instructs Subservicer to not proceed with the Investor’s instructions, Owner/Servicer agrees to hold Subservicer harmless for any action taken or claim brought against Subservicer by Investor, and from any loss or damage, including reasonable attorneys’ fees, resulting therefrom. To the extent any loan(s) is thereafter service released in accordance with the Investor’s instructions, Subservicer shall be entitled to the payment by Owner/Servicer of the Exit Fee as provided in Section 5.1 hereof.

(d)	Maintain any related custodial demand deposit accounts associated with the receipt, disbursement and accumulation of principal, interest, taxes, hazard insurance, mortgage insurance, etc. as “trustee” for Owner/Servicer and/or Investors and/or Mortgagors with the exception of GNMA servicing. Pursuant to GNMA’s regulations, Subservicer is not permitted to withdraw/disburse funds from the “MI” custodial account. Any benefit or value derived from all funds held at Subservicer in all demand deposit accounts shall accrue to the benefit of Subservicer.
(e)	Where Investors require interest paid through the end of the month although interest due from the Mortgagor is to the actual date of the pay-off, advance its own funds to cover any uncollected interest due the Investor. Owner/Servicer shall reimburse Subservicer for any such advances that remain unpaid after offset by Subservicer against gross service fees, in accordance with Section 9.1. Subservicer shall offset any such advances against the gross service fees next due and payable to Owner/Servicer;
(f)	Not accept any prepayment of any Mortgage except as specified, required or authorized by Applicable Requirements and by the terms of the Mortgage, nor waive, modify, release or consent to postponement on the part of the Mortgagor of any term or provision of the Mortgage documents without the written consent of Investor;
(g)	Upon payment of a Mortgage in full, and subject to Section 3.1(1) hereof, have prepared and file any necessary release or satisfaction documents, and shall continue subservicing of the loan pending final settlement, and refund any Mortgagor deposits;

(h)	Make interest rate adjustments in compliance with Applicable Requirements and the Mortgage, which reflects the applicable movements of the applicable loan rate index. Subservicer shall execute and deliver all appropriate notices required by Applicable Requirements and the Mortgage regarding such interest rate adjustments including but not by way of limitation, timely notification to Investor, of the applicable date and information regarding such interest rate adjustment, the methods of implementation of such interest rate adjustments, new schedules of Investor’s share of collections of principal and interest, and of all prepayments of any Mortgage hereunder by Mortgagor;
(i)	Perform such other customary duties, furnish copies of standard reports and execute such other documents in connection with its duties hereunder as Owner/Servicer and Investor from time to time reasonably may require. All reports deemed standard under this Section 2.5 are contained in Exhibit V hereof; and
(j)	Use commercially reasonable efforts to provide special reports, data files, or related services to either Owner/Servicer or any third party, at the request of Owner/Servicer. Subservicer shall thereupon bill Owner/Servicer for such reports, data files or related services in accordance with Exhibit III, as applicable, or in accordance with a separate fee to be determined in advance by Owner/Servicer and Subservicer, and same may be deducted by Subservicer from the gross service fee.
2.6.	Delinquency Control.

Subservicer shall:

(a)	Maintain a delinquent mortgage servicing program which shall include an adequate accounting system that indicates the existence of delinquent Mortgages, a procedure that provides for sending delinquent notices, assessing late charges, and returning inadequate payments, and a procedure for the individual analysis of distressed or chronically delinquent loans;
(b)	Maintain a collection department and an on-line automated collection system that substantially complies with established FNMA collection guidelines;
(c)	Provide Owner/Servicer and Investor with a month-end collection and delinquency report identifying and describing the status of any delinquent loans, and from time to time as the need may arise, provide Owner/Servicer and Investor with loan service reports relating to any items of information which Subservicer is otherwise required to provide hereunder, or detailing any matters Subservicer believes should be brought to the special attention of Owner/Servicer and Investor; and

(d)	Upon the request of Owner/Servicer and Investor, assist in the foreclosure or other acquisition of the property relating to any Mortgage, the transfer of such property to the Investor, FHA or VA, as applicable, and the collection of any applicable mortgage insurance, and pending completion of these steps, protect such property from waste and vandalism. At the option of Investor, Investor may assign such Mortgage to Subservicer, which will then conduct all such proceedings in its own name, promptly thereafter assigning and conveying to the Investor any title, equity, or other property or right acquired by such proceedings. Subservicer will have title to the property conveyed in the name designated by Investor. Owner/Servicer agrees to reimburse Subservicer for all of its actual expenses so incurred under this paragraph, including, but not limited to, travel, court costs and attorneys’ fees, in accordance with Section 9.1 hereof.
2.7.	Real Estate Owned.
(a)	Upon acquisition by Investor or Owner/Servicer for its account, at the completion of a foreclosure proceeding, or acceptance of a voluntary deed in lieu of foreclosure, Subservicer will continue to service the REO while so owned. These operations shall be on terms as determined and directed by Investor or Owner/Servicer from time to time. Subservicer will service the same until the property is sold or otherwise liquidated. Subservicer shall be entitled to the Subservicing fee with respect to REO indicated in Exhibit II attached hereto.
(b)	When Subservicer has advanced funds to pay taxes, assessments, hazard or flood insurance premiums, or other items necessary to protect the security of the Investor or Owner/Servicer in the REO, Subservicer will bill Owner/Servicer for any such advances made. Owner/Servicer agrees to reimburse Subservicer for such advances in accordance with Section 9.1 hereof.
2.8.	Books and Records.

Subservicer will keep records in accordance with industry standards pertaining to each Mortgage, and such records shall be the property of Owner/Servicer and upon termination of this Agreement shall be delivered to Owner/Servicer at Owner/Servicer’s expense.

Subservicer shall cause a certified public accountant selected and employed by it to provide Owner/Servicer not later than ninety (90) days after the close of Subservicer’s fiscal year, with a certified statement of Subservicer’s financial condition as of the close of its fiscal year and a Uniform Single Audit Program letter. Upon request, not later than ninety (90) days after the close of Subservicer’s fiscal year, Subservicer will also provide Owner/Servicer with a summary of Subservicer’s Business Continuity Plan. Any additional requests for loan audit or confirmations to be performed by Subservicer’s audit firm on Owner/Servicer’s Mortgages, shall be at Owner/Servicer’s sole expense.

Subservicer shall give Owner/Servicer or Owner/Servicer’s authorized representative opportunity upon notice at any time during Subservicer’s normal business hours to examine Subservicer’s books and records.

2.9.	Insurance.

Subservicer will maintain in effect at all times and at its cost, a blanket fidelity bond and an errors and o missions policy and mortgage impairment policy in a form and at coverage levels acceptable to FHLMC and FNMA. If so requested by Owner/Servicer, Subservicer shall cause certificates evidencing the existence of such coverage to reflect Owner/Servicer as an additional named insured.

ARTICLE III.

AGREEMENTS OF OWNERISERVICER

3.1.	Documentation.

Subservicer has or will provide Owner/Servicer with a Servicing Transfer Checklist. At its sole cost and expense, Owner/Servicer shall provide Subservicer with:

(a)	By the dates indicated, documentation, data or such other information specified in the Servicing Transfer Checklist to Subservicer or to such entities designated by Subservicer. If the information required by Subservicer in the Servicing Transfer Checklist is not timely provided, or contains missing, inaccurate or invalid data, or if the characteristics of the portfolio or any Mortgage materially differ from those Owner/Servicer offered to Subservicer to subservice hereunder, Subservicer may refuse to accept for subservicing those Mortgages which cause the material differences in the portfolio or adjust the fees contained in Exhibit II as to all or some Mortgages and accept the Mortgages for subservicing. In the event Owner/Servicer requests Subservicer to subservice under this Agreement additional Mortgages which are not subject to a servicing agreement between Owner/Servicer and Investor which Subservicer has previously reviewed and approved, Owner/Servicer shall submit a copy of the servicing agreement to Subservicer for review at least thirty (30) days prior to the requested Commencement Date. Based upon its review, Subservicer may refuse to accept such Mortgages for subservicing under this Agreement or may adjust the fees set forth in Exhibit II as to such Mortgages and accept the Mortgages for subservicing;
(b)	Copies of any applicable documents or records which are necessary or appropriate for Subservicer to conduct the subservicing of the Mortgages, including, without limitation, those set forth in Exhibit IV. In addition, upon request by the Subservicer the Owner/Servicer shall provide Subservicer with the original note, original recorded mortgage, recorded assignments, title policy and original mortgage insurance certificate or VA 1oan guaranty certificate, if necessary to complete a satisfaction or foreclosure action of a Mortgage Loan, or for any other purpose if required by Subservicer to properly administer and service the Mortgage Loan. Owner/Servicer acknowledges and agrees that unless specifically requested by and delivered to Subservicer, Subservicer is not responsible for safeguarding any original loan documents;

(c)	Complete and accurate electronic data and documentation for each Mortgage submitted hereunder to enable Subservicer to place and continue to subservice the Mortgage on its computer system;
(d)	Preprinted overnight or labels for expediting special requests pursuant to Section 2.5(1) hereof;
(e)	Prior to the release of notices to the Mortgagor set forth in Section 3.4 of this Agreement, a complete listing of any Mortgages where the mortgage payment is inclusive of an optional insurance premium. This list will also provide the name of the insurance company; type of insurance coverage; premium amount; and the name and telephone number of the individual at Owner/Servicer’s firm or affiliation knowledgeable as to such coverage.
(f)	Physical evidence that a hazard insurance policy is in force for each Mortgage delivered to Subservicer for subservicing and all notices regarding the various hazard insurance policies. Further, Owner/Servicer agrees to hold Subservicer harmless from any loss or damage caused by insufficient evidence of hazard insurance coverage delivered to Subservicer or any loss or damage which occurred during a lapsed policy prior to delivery of the Mortgages to Subservicer for subservicing;
(g)	Life-of-loan guaranteed tax service contracts for each Mortgage from an issuer acceptable to Subservicer. In the event the Owner/Servicer provides the requisite fee and Subservicer orders the tax service contract, Subservicer will use reasonable efforts to obtain the tax service contract prior to various bill request dates established by the tax service companies. In the event a contract is not established prior to the bill request date, or, after such contract is established, such tax servicer vendor ceases business and fails to provide the required information to Subservicer, Subservicer will use reasonable efforts to obtain the tax information in order to pay the taxes timely; provided, however, Subservicer assumes no obligation or liability with the non-payment of taxes in a timely manner in the event a contract is not established;
(h)	Life-of-loan Flood Contracts from an issuer acceptable to Subservicer.
(i)	Copies of most recent FNMA, FHLMC, FHA, GNMA, HUD claims, VA and third party audits for review;
(j)	Copies of most recent audited financial statements, and annual financial statements thereafter within ninety (90) days of year-end, throughout the term of this Agreement;
(k)	The name and address of all document custodians. All costs and expenses of said document custodians (including, without limitation, those resulting from a change of document custodian) shall be the responsibility of Owner/Servicer; and

(l)	Upon pay-off of a mortgage, Subservicer will request the loan documents from the custodian, Investor, or Owner/Servicer, as the case may be, and upon receipt of same will prepare the appropriate discharge/satisfaction documents. Subservicer will forward the documents to Owner/Servicer, who shall execute and return such discharge/satisfaction document to Subservicer in a timely manner that permits the recording thereof in accordance with Applicable Requirements. In lieu of returning such documents to the Subservicer, the Owner/Servicer may process the discharge/satisfaction of the Mortgage.

In the event that Owner/Servicer does not return such documents to Subservicer in a timely manner, Subservicer assumes no liability for any penalty that may be imposed for failure to discharge or cancel the Mortgage in accordance with any Applicable Requirement. In addition, Owner/Servicer shall reimburse Subservicer for any fee, expense or penalty that Subservicer may incur in connection with any such discharge, cancellation, or satisfaction.

3.2.	Further Notification.

Owner/Servicer shall provide Subservicer upon delivery of each Mortgage submitted for subservicing with specific information required in the Servicing Transfer Checklist regarding the Investor or whether the Mortgage remains unsold (in warehouse) at the commencement of subservicing. If a Mortgage that has been delivered to Subservicer in unsold status is later sold, Owner/Servicer will immediately notify Subservicer of the sale by telephone and will deliver a written copy of the permanent Investor’s purchase advice or funding detail report by facsimile, e-mail or overnight mail immediately thereafter. Subservicer will then reflect the Investor in its records, however, any penalty for late reporting, remittances, etc. imposed by the Investor which were the result of a delay by Owner/Servicer in notifying Subservicer of the Investor’s purchase of the Mortgage(s), shall be the responsibility of Owner/Servicer.

3.3.	Default and Right of Offset.

In the event Owner/Servicer shall fail to pay to Subservicer any sums due and payable to Subservicer under this Agreement when and as the same shall be due and payable, whether as compensation, reimbursement, or otherwise, or if Owner/Servicer is in default hereunder in any other respect, Subservicer shall be entitled to adjust Owner/Servicer’s “net service fee due” in set-off of the amount of any sum so owing and unpaid. This provision shall not impair Subservicer’s right to be reimbursed as provided herein or to exercise all other remedies permitted by law.

3.4.	Notices.

By no later than thirty (30) days prior to the date on which Subservicer is scheduled to commence subservicing of the Mortgages (i.e., the date scheduled to be the Initial Commencement Date or scheduled to be any subsequent Commencement Date), 0wner/Servicer shall deliver or cause to be delivered to Subservicer for approval a joint form or joint forms of a Mortgagor notification letter in connection with the commencement of subservicing responsibilities for the related Mortgages by Subservicer. Not less than fifteen (15) days prior to the scheduled Commencement Date and otherwise in accordance with Applicable Requirements, Owner/Servicer shall mail, or cause to be mailed, the approved form of notification to the Mortgagors of the commencement of the subservicing responsibilities for the related Mortgages by Subservicer. The expense of the preparation, printing and mailing of such notices shall be borne by Owner/Servicer. Owner/Servicer also shall, at its expense, notify and instruct or cause to be notified and instructed the applicable tax service provider with regard to the Mortgages, the custodian of the Mortgage files, and all insurers to deliver all tax bills, payments, notices and insurance statements, as applicable, to Subservicer on and after the applicable commencement date.

3.5.	Instructions to Subservicer.

Owner/Servicer shall provide instructions to Subservicer in accordance with Section 2.4(d) hereof regarding the processing of requests for partial releases, easements, substitutions, division, subordination, alterations, or waivers of security instrument terms.

ARTICLE IV.

COMPENSATION

4.1.	Subservicing Fee.

As consideration for subservicing the Mortgages, Subservicer shall be paid the fees in accordance with Exhibits II and III. Subservicer’s fees shall be adjusted annually. Such adjustments shall not exceed the percent increase in the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index, U.S. City Average, for all Urban Consumers, other goods and services (‘82 - ‘84 = 100) (the “CPI-U Index”) between the annual averages of the most recently published twelve (12) month period and the immediately preceding twelve (12) month period. Subservicer shall subtract from the monthly service fee remitted to Owner/Servicer subservicing fees, Exit Fees (if appropriate), fees for optional services, any Late Charges and Ancillary Income due Subservicer and any guaranty fees remitted by Subservicer. All monthly fees are charged based upon beginning of month loan count and status. Beginning with the thirteenth month after the Contract Date, the subservicing fee due Subservicer shall be based on the greater of one thousand (1,000) loans or the actual number of loans subserviced under this Agreement.

In addition, Owner/Servicer shall remit to Subservicer in accordance with Section 9.1 the amounts billed by Subservicer for fees and expenses associated with services which are proper under this Agreement, including, without limitation, services performed in connection with the foreclosure of mortgages, property maintenance and improvement, property management, the sale of any foreclosed real estate, and similar extraordinary expenses, which shall be contracted or performed by the Subservicer at its customary, reasonable costs for such services, and all other amounts due Subservicer hereunder.

4.2.	Solicitation.

Upon receipt of the prior written consent of Owner/Servicer and in accordance with Applicable Requirements, Subservicer shall be entitled to solicit individual Mortgagors in the name of Central Loan Administration & Reporting for accident, health, life, property and casualty insurance, and any other products or services which Subservicer deems appropriate. Subservicer shall retain any resulting commission or other income in accordance with Exhibit II, attached hereto.

ARTICLE V.

TERM AND TERMINATION

5.1.	Term and Notice.

The term of this Agreement shall commence upon the Contract Date and end at twelve o’clock midnight (12:00 A.M.) on December 31, 2006 except that if neither party shall terminate this Agreement by one hundred twenty (120) days written notice to the other prior to the expiration of the initial term, this Agreement shall renew itself and exist and continue for successive terms of three (3) years each until terminated by such notice.

At any time during this Agreement, Owner/Servicer may, without cause, and on ninety (90) days prior written notice to Subservicer, terminate this Agreement as to any or all Mortgages then being subserviced. Upon expiration or termination of this Agreement by Owner/Servicer without cause as to any or all Mortgages, Owner/Servicer shall pay Subservicer an Exit Fee in accordance with the schedule contained in Exhibit II and with respect to a termination of three hundred (300) or more Mortgages, a subservicing fee through the month ending ninety (90) days from the effective date of the notice of termination. With respect to any given termination, Subservicer will cooperate with Owner/Servicer, but shall be under no obligation to meet a transfer schedule requested by Owner/Servicer, where Subservicer has received less than ninety (90) days notice of termination. The term for determining the Exit Fee applicable to each such Mortgage begins on the first of the month of the Commencement Date for that Mortgage.

At any time during the term(s) hereof, Subservicer may, without cause, by one hundred eighty (180) days prior written notice to Owner/Servicer, terminate this Agreement as to any or all Mortgages then being subserviced, without obligating Owner/Servicer to pay any Exit Fees.

5.2.	Termination.

In the event of a material breach of this Agreement, which breach is curable by the breaching party, the breaching party shall have thirty (30) days to cure such breach after written notification is given by the non-breaching party. If the breach is either not cured within the thirty (30) day period, or is a breach of such a type as to be incapable of being cured, the non-breaching party may terminate this Agreement upon five (5) days notice, and require the immediate transfer of all Mortgage Documents and other data and information related to the Mortgages.

Should either Owner/Servicer or Subservicer at any time during the term of this Agreement have its rights to service for FHLMC, FNMA or GNMA suspended or lose any other permits or licenses necessary to carry out its responsibilities under this Agreement, or if either party becomes insolvent, files for bankruptcy, or is placed under conservatorship or receivership, then, and in any of these events, the other party may immediately terminate this Agreement for cause, without any further liability to the non-breaching party.

Should there be fewer than one thousand (1,000) Mortgages subserviced for Owner/Servicer by Subservicer at any time after the date which is one (1) year from the Initial Commencement Date of this Agreement, Subservicer shall have the right, in its sole discretion, to terminate this Agreement upon ninety (90) days written notice to Owner/Servicer.

In addition to all other amounts due hereunder, the non-breaching party shall be entitled to all costs of collection and all costs related to the transfer of said Mortgage Documents and other data and information related to the Mortgages, including the payment of an Exit Fee in accordance with Exhibit II hereof if Subservicer is the non-breaching party and terminates this Agreement.

Should Owner/Servicer fail to deliver the Mortgages to Subservicer for subservicing within one hundred twenty (120) days of the Contract Date, Subservicer, in its sole discretion may terminate this Agreement upon written notice to Owner/Servicer. Owner/Servicer shall thereupon pay to Subservicer the greater of one thousand ($1,000.00) dollars or two ($2.00) dollars for each Mortgage identified on Exhibit I, to partially defray Subservicer’s expense in preparing for the subservicing of the Mortgages.

The rights of termination, as provided herein, are in addition to all other available rights and remedies, including the right to recover damages in respect of any breach.

5.3.	Reimbursement.

Upon expiration or termination of this Agreement as to any or all Mortgages, Owner/Servicer shall reimburse Subservicer for all costs reasonably incurred in connection with the expiration or termination of subservicing and return of documents and other information regarding the Mortgages then subserviced to Owner/Servicer, Owner/Servicer’s designee, or the Investor or Investor’s designee. These costs include, but are not limited to, third party costs incurred by Subservicer, and internal and staffing costs of Subservicer directly attributable to the return of the documents and other information regarding the Mortgages. In addition, Subservicer’s right to reimbursement for actual expenses and any advances made on behalf of Owner/Servicer in accordance with the terms of this Agreement, and for all other amounts due Subservicer hereunder, shall also apply in the event the Investor instructs Subservicer in writing to terminate subservicing.

5.4.	Accounting/Records.

Upon expiration or termination of this Agreement, Subservicer will cease all subservicing activities and account for and turn over to Owner/Servicer, Owner/Servicer’s designee, or the Investor or Investor’s designee, as applicable, all funds collected hereunder, less the compensation and other amounts then due Subservicer, and deliver to Owner/Servicer, Owner/Servicer’s designee, the Investor or Investor’s designee, as applicable, all records and documents relating to each Mortgage then subserviced and will advise Mortgagors that their mortgages will henceforth be serviced by Owner/Servicer, Owner/Servicer’s designee, Investor or Investor’s designee.

ARTICLE VI.

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF OWNER/SERVICER

6.1.	Assistance.

Owner/Servicer warrants and represents to, and covenants and agrees with Subservicer that, to the extent necessary, Owner/Servicer shall cooperate with and assist Subservicer as requested by Subservicer, in carrying out Subservicer’s covenants, agreements, duties and responsibilities under this Agreement and in connection therewith shall execute and deliver all such papers, documents and instruments, including but not limited to servicing agreements, if any, as may be necessary and appropriate in furtherance thereof

6.2.	Notice of Breach.

Owner/Servicer shall immediately notify Subservicer of any failure or anticipated failure on its part to observe and perform any warranty, representation, covenant or agreement required to be observed or performed by it as a servicer.

6.3.	Taxes.

Real estate taxes due within thirty (30) days following the Commencement Date shall have been paid by the Owner/Servicer prior to delivery of subservicing to Subservicer. Owner/Servicer will indemnify and hold Subservicer harmless from any tax penalties and interest that arose or accrued prior to thirty (30) days following the Commencement Date, and as set forth in Section 2.3(f) hereof.

6.4.	Agency Approvals.

Owner/Servicer is an approved servicer for, and in good standing with FHLMC, FNMA, GNMA, HUD, VA, and all Investors, and shall maintain such approvals and standing throughout the term of this Agreement. Owner/Servicer warrants that each Mortgage has been serviced in accordance with all Applicable Requirements at all times prior to the Commencement Date.

6.5.	Authority.

Owner/Servicer is a duly organized and validly existing corporation in good standing under the laws of its state of incorporation and has all requisite power and authority to enter into this Agreement and the persons executing this Agreement on behalf of Owner/Servicer are duly authorized to do so.

ARTICLE VII.

REPRESENTATIONS, WARRANTIES AND

COVENANTS OF SUBSERVICER

Subject to the provisions of Article VIII hereinbelow, Subservicer warrants and represents to, and covenants and agrees with, Owner/Servicer as follows:

7.1.	Notice of Breach.

Subservicer shall notify Owner/Servicer of any failure or anticipated failure on its part to observe and perform any warranty, representation, covenant or agreement required to be observed and performed by it as a subservicer.

7.2.	Agency Approvals.

Subservicer is an approved servicer for FHLMC, FNMA, GNMA, HUD and VA, and shall maintain such approvals throughout the term of this Agreement.

7.3.	Authority.

Subservicer is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to enter into this Agreement and the persons executing this Agreement on behalf of Subservicer are duly authorized so to do.

ARTICLE VIII.

INDEPENDENCE OF PARTIES; INDEMNIFICATION SURVIVAL

8.1.	Independence of Parties.

The following terms shall govern the relationship between Owner/Servicer and Subservicer:

(a)	Subservicer shall have the status of, and act as, an independent contractor. Nothing herein contained shall be construed to create a partnership or joint venture between Owner/Servicer and Subservicer;
(b)	Subservicer shall not be responsible for any representations, warranties or contractual obligations in connection with (1) the sale to FHLMC, FNMA, GNMA or private Investors of any of the Mortgages, or (2) the servicing of any such Mortgages prior to the Commencement Date of subservicing of a Mortgage by Subservicer pursuant to this Agreement;
(c)	Anything herein contained in this Article VIII or elsewhere in this Agreement to the contrary notwithstanding, the representations and warranties of Subservicer contained in this Agreement shall not be construed as a warranty or guarantee by Subservicer as to future payments by any Mortgagor;

(d)	Anything herein contained in this Article VIII or elsewhere in this Agreement to the contrary notwithstanding, Subservicer shall not be responsible for performance or compliance under any loan repurchase agreements, indemnifications, representations or warranties of an origination nature, or those servicing representations and warranties directly or indirectly related to the origination process made between Owner/Servicer and any Investor, either prior or subsequent to this Agreement.
8.2.	Indemnification by Subservicer.

Except as otherwise stated herein, Subservicer indemnifies and holds harmless Owner/Servicer from any liability, claim, loss or damage, including reasonable attorneys’ fees, directly or indirectly resulting from or arising out of Subservicer’s failure to observe or perform any or all of Subservicer’s covenants, agreements, warranties or representations contained in this Agreement. Except for matters with regard to which Subservicer must indemnify Owner/Servicer pursuant this Section 8.2 or costs or expenses that Subservicer must bear hereunder, in no event shall Subservicer be liable for losses, costs, expenses, damages or claims (including attorneys’ fees) incurred by Owner/Servicer in connection with the Mortgages subserviced hereunder, including without limitation losses, costs, expenses, damages or claims (including attorneys’ fees) incurred by Owner/Servicer in connection with the default or foreclosure of such Mortgage.

8.3.	Indemnification by Owner/Servicer.

Owner/Servicer indemnifies and holds harmless Subservicer from any liability, claim, loss or damage, including reasonable attorneys’ fees, directly or indirectly resulting from or arising out of Owner/Servicer’s failure to observe or perform any o r all of Owner/Servicer’s covenants, agreements, warranties or representations contained in this Agreement. Further, Owner/Servicer will indemnify Subservicer and hold it harmless from any losses, costs, expenses, damages or claims (including attorneys’ fees) incurred by Subservicer which have resulted or may result from the performance of any previous servicer or subservicer.

Furthermore, should Owner/Servicer misrepresent, misinform, provide inadequate information or no information regarding the status of optional insurance coverages ( such as mortgage 1ife insurance) which would cause Subservicer to incur a loss or damage, Owner/Servicer agrees to hold Subservicer harmless from any and all claims, liabilities, damages, and loss, including reasonable attorneys’ fees, resulting therefrom;

8.4.	Privacy.

Subservicer respects the financial privacy of the Mortgagors and complies with all Applicable Requirements designed to secure that privacy. Subservicer and Owner/Servicer agree not to disclose or otherwise share nonpublic personal information with non-affiliated third parties except in compliance with Applicable Requirements. The parties agree that the customer relationship with the Mortgagor remains with the Owner/Servicer and that Owner/Servicer will provide all disclosures or notices to the Mortgagors as required by Applicable Requirements. The parties agree to provide each other on a timely basis with customer requests that information not be shared.

8.5.	Survival.

The indemnifications, representations and warranties set forth herein shall survive termination of this Agreement.

ARTICLE IX.

MISCELLANEOUS

9.1.	Due Date of Payments.

Unless otherwise stated herein, a 11 fees, payments, charges, expenses, advances and any other sums payable to Subservicer by Owner/Servicer hereunder, shall be due and payable within five (5) business days from date of Subservicer’s invoice. Thereafter, all sums shall be subject to a finance charge at an annual rate of four hundred basis points (400 BP) over the three month LIBOR as published in The Wall Street Journal on the first business day of the month in the billing period.

9.2.	Changes in Practices.

The parties hereto acknowledge that the standard practices and procedures of the mortgage servicing industry change or may change over a period of time. Material changes in practices or procedures may increase the cost of subservicing beyond that contemplated by the parties at the time of this Agreement. For the purposes of this paragraph, a change in practice or procedure is deemed to be material if such change is required to comply with changes in Applicable Law and/or Investor Requirements and such compliance by Subservicer is substantially more burdensome and costly to Subservicer. To accommodate these changes, Subservicer may, from time to time, notify Owner/Servicer of such material changes in practices and procedures and proposed changes in the Subservicing Fee to reflect such material changes. It is understood that prior to imposing any increased Subservicing Fee, Subservicer must reasonably demonstrate to Owner/Servicer that the increase in the Subservicing Fee is directly related to Subservicer’s additional costs in implementing the change in policy or procedure and that the increase is in keeping with those other servicers throughout the mortgage servicing industry and is not unique to Subservicer. Should any such proposed change in the Subservicing Fee made in good faith by Subservicer nevertheless be unacceptable to Owner/Servicer, and should Owner/Servicer and Subservicer fail to agree on an increase in the Subservicing Fee that would be acceptable to both parties, then such Subservicing Fee shall remain unchanged. Subservicer shall thereafter have the option (i) to continue to subservice the Mortgages already being subserviced and all future Mortgages at the existing Subservicing Fee under the terms of this Agreement, (ii) continue to subservice the Mortgages already being subserviced at the existing Subservicing Fee and provide sixty (60) days advance written notice to Owner/Servicer that Subservicer will not thereafter accept any additional Mortgages for subservicing under the terms of this Agreement, or (iii) terminate this Agreement without cause upon one hundred twenty (120) days advance written notice to Owner/Servicer.

9.3.	Assignment.

This Agreement may be assigned only by written consent of both Owner/Servicer and Subservicer. The sale of all or substantially all of the stock or assets of Owner/Servicer or Subservicer, or the transfer of a controlling interest in Owner/Servicer or Subservicer, shall not be deemed an assignment of this Agreement for purposes of this Section 9.3.

9.4.	Prior Agreements.

If any provision of this Agreement is inconsistent with any prior Agreements between the parties, oral or written, the terms of this Agreement shall prevail, and after the Contract Date of this Agreement, the relationship and agreements between Owner/Servicer and Subservicer shall be governed in accordance with the terms of this Agreement.

9.5.	Entire Agreement.

This Agreement contains the entire agreement between the parties hereto and cannot be modified in any respect except by an amendment in writing signed by both parties.

9.6.	Invalidity.

The invalidity of any portion of this Agreement shall in no way affect the remaining portions hereof.

9.7.	Effect.

Except as otherwise stated herein, this Agreement shall remain in effect until Owner/ Servicer’s interest in all of the Mortgages, including the underlying security, are liquidated completely, unless sooner terminated pursuant to the terms hereof

9.8.	Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

9.9.	Notices.

All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or mailing thereof, as the case may be, sent by registered or certified mail, return receipt requested or by a nationally recognized overnight courier service to the attention of the person named at the address set forth on the signature page hereof

9.10.	Waivers.

Either Owner/Servicer or Subservicer may, upon written consent of both parties written notice to the other:

(a)	Waive compliance with any of the terms, conditions or covenants required to be complied with by the other hereunder; and
(b)	Waive or modify performance of any of the obligations of the other hereunder.

The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

9.11.	Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

9.12.	Headings.

Headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

9.13.	Force Majeure.

Each party will be excused from performance under this Agreement, except for any payment obligations for services that have been or are being performed hereunder, for any period and to the extent that it is prevented from performing, in whole or in part, as a result of delays caused by the other party or any act of God, war, civil disturbance, court order, labor dispute, third party nonperformance or other cause beyond its reasonable control, including failure, fluctuations or nonavailability of heat, light, air conditioning or telecommunications equipment. Such nonperformance will not be a default or a ground for termination as long as the party uses commercially reasonable efforts to expeditiously remedy the problem causing such nonperformance and to execute its disaster recovery plan then in existence.

9.14.	Non-Solicitation of Employees.

Owner/Servicer and Subservicer agree that neither party will solicit the services of any employee of the other party during the term or any extensions of this Agreement, without first obtaining the written consent of the other party. Notwithstanding the foregoing, Owner/Servicer and Subservicer understand and agree that the following shall not constitute solicitation under this Paragraph (c): (i) employment solicitations directed t o the general public at large, including without limitation newspaper, radio and television advertisements, and (ii) an employment solicitation directed by a party to an employee of the other party, and any related communication, that occurs after a communication regarding employment that was initiated by the employee.

IN WITNESS WHEREOF, each party has caused this instrument to be signed in its corporate name on its behalf by its proper officials duly authorized as of the day, month and year first above written.

Owner/Servicer:

ATTEST:		CRESCENT MORTGAGE COMPANY

By:	/s/ Parthiv J. Dave	By:	/s/ Robert C. KenKnight
Name:	Parthiv J. Dave	Name:	Robert C. KenKnight
Title:	Asst. Secretary	Title:	President

Address:	115 Perimeter Center Place
Suite 285
Atlanta, GA 30346-1238

Tax Identification No.:	##-#######

SubServicer:

ATTEST:		CENLAR FSB

By:	/s/ Joan M. Heras	By:	/s/ Michael W. Young
Name:	Joan M. Heras	Name:	Michael W. Young
Title:	Asst. Secretary	Title:	President & Chief Executive Officer

Address:	425 Phillips Boulevard
Suite 285
Ewing, NJ 08618

EXHIBIT I

Mortgages sold to FHLMC and/or FNMA in accordance with the terms of the FHLMC Single Family Seller/Servicer Guide or the FNMA Selling and Servicing Guide, as applicable, Mortgages guaranteed by GNMA in accordance with applicable GNMA guidelines, and Mortgages acceptable to Subservicer owned by Owner/Servicer or by Investors under the terms of servicing and/or pooling agreements acceptable to Subservicer.

[OR]

[Attach List or Schedule of Loans to be Subserviced]

EXHIBIT II

Set-Up Fee:	$ 7.00 for loans other than Chase -0- for loans sold to Chase that are intended to remain at Cenlar for 180 days

Subservicing Fee: Fixed Rate Conventional Adjustable Rate Conventional Fixed Rate FHA/VA Adjustable Rate FHA/VA	$7.45 per loan per month $8.44 per loan per month $8.44 per loan per month $9.37 per loan per month

Loans in Foreclosure & Bankruptcy	$29.10 per loan per month

Real Estate Owned (per Case per Month)
Management	$17.46
Marketing REO (optional)	½ of 1% of Sales Price (Min. - $500.00)

All monthly fees are charged based upon beginning of month loan count and status.

Cost inflator -CPI — Other Goods and Services (Adjusted on January 1, 2004 and annually thereafter) to reflect the increase, if any, in the year-over-year change in the index for the preceding 12 month period.)

Loan Exit Fee:

Payoffs

Termination Without Cause (Standard)

Less than 6 months or if less than 3,000 loans

6-12 months

Year 2

Year 3 and thereafter

Loans sold to Chase Manhattan Mortgage

Corp. that are intended to remain at Cenlar for 180 days

None $40.00 $30.00 $25.00 $20.00 No Charge

Late Charges/Ancillary Income:	Cenlar and Crescent will split any increase over Crescent’s present base level

Custodial Accounts:	Retained by Crescent

Advances:	Cenlar will bill Crescent

Tax Service Contracts:	Provided to Cenlar

Optional: Private Label Subservicing Separate Customer Service phone line Live transfer of refinance/cross sell inquiries Electronic Data Transmission	$1,100 Set-up charge $250 Set-up charge; $25 per month $.15 per minute of usage Cost based on defined requirements

EXHIBIT III

Auxiliary Fees Schedule:
Reports:
Standard Alltel Reports (see Exhibit IV)	No Charge
Optional Alltel Reports	$25.00 per report
Custom report development and execution	$85.00 per hour (minimum 1 hour)

Project Support

Staff	$50.00 per hour
Manager	$100.00 per hour
Sr. Manager	$150.00 per hour

ARM Audits:

Short version Rush – Short version Long Version	$7.50 per file $15.00 per file Price according to defined requirements

General Ledger/Data Feeds:

Price according to defined requirements Estimate to be provided prior to initiation of project

Due Diligence/3rd Party Audits:

See Project Support for management fees Space fee Reports	$200.00 per room per day Determined by defined requirements

System Access:

Set-up Fee Monthly Charge	$750.00 $50.00 per month + transaction fee

File Storage for Decline Applicants:

Approx. 30 boxes, plus 15 additional boxes per year	$1.00 per month per box

EXHIBIT IV

Additional Documents or Records to be Provided to Subservicer

A.                Copies of the following shall be provided with respect to each Mortgage Loan:

1.	Collection records.
2.	Detailed foreclosure and bankruptcy information, including critical activity dates.
3.	Copies of notices sent to attorneys, trustees and property maintenance companies of the change of Servicer must be included in the loan file for all foreclosures and bankruptcies.
4.	Information concerning all pending items, including but not limited to partial releases, mortgage life or mortgage disability claims and litigation, and customer service inquiries.
5.	A schedule and copies of all assumption and payoff statements generated by the Owner/Servicer that are active at the time of transfer.
6.	Copy of letter to the appropriate tax service notifying them of the assumption of subservicing by the Subservicer.
7.	Copy of notices sent to appropriate insurance companies/agents requesting endorsements to reflect transfer to Subservicer.
8.	Copies of the conversion cutoff bank reconciliations within 25 days of the final cutoff.
9.	Life of Loan transaction history file (available in hard copy, fiche or film).
10.	Other documents or information that Subservicer may reasonably request from time to time which are available from Owner/Servicer or its designee.
B.	A schedule identifying each Mortgage Loan that requires special handling, with a statement of the reasons therefor and all relevant documentation attached.

EXHIBIT V

INVESTOR REPORTS

Monthly Cutoffs:

P139	Trial Balance by Investor
P185	Interest Accrual
5212	Paid in Advance Remittance Report
S213	Curtailments Made Report
S214	Paid-in-full Remittance Report
S51Z	Schedule RC-C Maturity and Repricing Data for Loans
S5UT	Interest Accrual: Income and Receivable Report (Monthly)
S5UV	Interest Accrual: By Exception (Monthly)
S214	Consolidation of Remittance Reports
5237	Monthly Report of Delinquents
T303	Single Debit Reconciliation (if applicable)
S288	Loans Removed Report
S287	Loans Added Report
T330	Remittance Exceptions Prepaid
T331	Remittance Exceptions Curtailment

GNMA/FNMA Pool Reports:

T340	Issuers Monthly Pool Report
S540	Pool Reconciliation Errors
T341	Issuers Monthly Summary Report
ZZ46	Report of Pools with Out-of- Balance Conditions
T343	Issuers Liquidation Schedule

FNMA Laser Reports (A/A, and S/S):

T653	Loan Activity Report

FHLMC Reports:

S53X	Participation Loans Trial Balance Report
T652-1	Individual Loan Reconciliation Report
T652-2	Detail of P&I Cash Reconciliation
T653-3	Loan Payoff Detail Report
ZZFM-I	FHLMC Individual Loan Account Data Cross Reference

DEFAULT REPORTS

Delinquents:

Monthly Summary Delinquent Reports
-	By Type of Delinquency
-	By Loan Type
-	By Investor Type
P4DL -	List of Delinquent Accounts by Investor and Investor Number (Includes Collector Contact Information)
T383 -	Dollar Volume and Delinquency Report by Investor, State (this will be run upon request only)

Foreclosure:

S5FT	Foreclosure Trial Balance Report
S58P	Loans in Foreclosure sorted by Investor/State/Processor
S5L2	Loan Steps Selected by Investor and Step

Bankruptcy

S2T4	Bankruptcy Trial Balance
S5BK	Bankruptcy Loan Data Report

Management/Accounting Reports

S2BT	Pledge Loan Detail Report
S50V	Loans Added or Deleted From Pledging
S50U	Loans Pledged as Collateral
P46T	Net Fees Amortization Journal
S56U	Net Fees Amortization — Nonaccruing Loans
T3AZ	Fee/Cost Activity and Amortization Summary Report
S5AZ	Fee/Cost Activity and Amortization Report
P132	Discount Transactions
S263	Loans Added to Single Debit Control
T3XQ	OTS Schedule CMR Consolidated Maturity and Rate Information
S2XQ	Detail for OTS Schedule CMR Consolidated Maturity and Rate Information